Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT 84095

Telephone: 801-253-1600 • Fax: 801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	October 27, 2009
Contact:	Anne-Marie Wright, Vice President of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com

MERIT MEDICAL SYSTEMS ANNOUNCES

THREE-PART DEAL WITH VYSERA BIOMEDICAL LIMITED

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and gastroenterology procedures, announced today that the Company has completed a three-part deal with Vysera Biomedical Limited located in Galway, Ireland, which will give Merit access to certain intellectual property and know-how for valve technology, opportunities to commercialize certain biomaterial technology and equity ownership in Vysera.

The transactions provide Merit with an exclusive license for certain valve technology that may be incorporated into non-vascular stents, specifically esophageal stents, to address acid reflux conditions.

Secondly, the transactions provide Merit with an exclusive license for the development and use of certain biomaterial technology for the coating of selected non-vascular stents and gastrointestinal and drainage catheters.

Finally, the transactions provide Merit with an equity investment of approximately $2.4 million, which will give Merit an approximate 14.45% fully-diluted participating equity interest in Vysera.  Additionally, Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer, has been elected as a director of Vysera.

The total amount paid by Merit to Vysera in license fees and equity purchase payments is approximately $3.9 million.

“We are pleased to join the Enterprise Equity Investment Fund Limited, Enterprise Ireland, the Western Development Commission and other Vysera investors in what we believe are cutting-edge device and biomaterial opportunities,” Lampropoulos said.  “We believe the licensed technologies will be beneficial for products developed for Merit’s Endotek division as well as our interventional radiology product group.”

Donal Devery, Chief Executive Officer of Vysera, said, “We look forward to the association with Mr. Lampropoulos and Merit Medical Systems. Their long record of innovation and growth in addition to their marketing resources with global reach will expedite the commercialization of our technology in the medical device market.”

Further details of this transaction will be discussed during Merit’s investor conference call to be held today at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The telephone numbers to call are (domestic) 877-941-1465; and (international) 480-629-9678.  A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 125 individuals.  Merit employs approximately 1,880 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008. Such risks and uncertainties include risks relating to: infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and its affect on Merit’s revenues, collections and supplier relations; termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; delays in obtaining regulatory approvals, or the failure to maintain such approvals; inability to successfully manage growth through acquisitions, including the inability to commercialize the Vysera technology as currently anticipated; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; impact of force majeure events on Merit’s business, including severe weather conditions; failure to comply with applicable environmental laws and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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